Exhibit 10.2

MEMBERSHIP COLLECTIVE GROUP, INC.

2021 Equity and Incentive Plan

Restricted Stock Unit Award Agreement

Membership Collective Group, Inc., a Delaware corporation (the “Company”), hereby grants to Martin Kuczmarski (the “Holder”) as of 28 September 2022 (the “Grant Date”), pursuant to the provisions of the Membership Collective Group, Inc. 2021 Equity and Incentive Plan (the “Plan”), a restricted stock unit award (the “Award”) with respect to 365,000 shares of Class A common stock, par value $0.01 per share, of the Company (“Stock”), upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.
Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder (a) accepts this Agreement by executing it in the space provided therefor and returning an original execution copy to the Company (or electronically accepts this Agreement within the Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect) and (b) agrees to abide by all administrative procedures established by the Company or its stock plan administrator, including any procedures requiring the Holder to notify the Company of any proposed sale of any Stock acquired upon the vesting of this Award.
2.
No Rights as a Stockholder. The Holder shall not be entitled to any privileges of ownership with respect to the shares of Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such shares of Stock.
3.
Restriction Period and Vesting. Except as otherwise provided in the Plan or in section 2.7 of the Settlement Agreement, by and between Holder and SoHo House UK Limited, dated [___] September 2022, the Award shall vest in two equal installments on each of 4 July 2023 and 3 October 2023 (each, a “Vesting Date”). The period of time prior to the vesting shall be referred to herein as the “Restriction Period”.
4.
Issuance or Delivery of Shares. Subject to Section 6, as soon as practicable (but no later than thirty (30) days) after each vesting of the Award, the Company shall issue or deliver, subject to the conditions of this Agreement, the vested shares of Stock to the Holder. Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 6. Prior to the issuance to the Holder of the shares of Stock subject to the Award, the Holder shall have no direct or secured claim in any specific assets

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4863-5343-4420v.4" ""

of the Company or in such shares of Stock, and will have the status of a general unsecured creditor of the Company.
5.
Transfer Restrictions and Investment Representation.
5.1.
Nontransferability of Award. During the Restriction Period, the Award may not be offered, sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by the Holder or be subject to execution, attachment or similar process other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such shares shall be null and void.
5.2.
Investment Representation. The Holder hereby represents and covenants that (a) any share of Stock acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of vesting of any shares of Stock hereunder or (y) is true and correct as of the date of any sale of any such share, as applicable. As a further condition precedent to the delivery to the Holder of any shares of Stock subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.
6.
Additional Terms and Conditions of Award.
6.1.
Withholding Taxes.
(a)
As a condition precedent to the issuance of Stock upon vesting, Holder shall, upon request by the Company, pay to the Company and/or the relevant company to which Holder is providing services (the “Relevant Company”), such amount of cash as the Relevant Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and/or pay over as income or other withholding taxes (including, for the avoidance of doubt, any income tax, social charges, national insurance contributions (excluding employer national insurance contributions) or other similar withholding taxes and including any interest and penalties thereon) (the “Required Tax Payments”) with respect to the Award. If Holder shall fail to advance the Required Tax Payments after request by the Relevant Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company, a Subsidiary or the Relevant Company to Holder.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4863-5343-4420v.4" ""

(b)
Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Relevant Company; and (ii) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Relevant Company to whom Holder has submitted an irrevocable notice of sale; provided, however, that if the Vesting Date occurs during any blackout period under the Company’s insider trading policy, then the portion of the Award that vests on such Vesting Date shall be distributed to Holder on the thirtieth (30th) day after such Vesting Date and Holder shall be required to sell as of such date a number of whole shares which would otherwise be delivered to Holder upon the vesting of the Award having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, equal to the Required Tax Payments and remit such proceeds to the Company to pay such Required Tax Payments. Notwithstanding the foregoing, the Company (or, in the case of a Holder subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Committee) may, in its sole discretion, establish alternative methods for Holder to satisfy the Required Tax Payments. No shares or certificate representing shares shall be issued or delivered until the Required Tax Payments have been satisfied in full.
6.2.
Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the terms of this Award, including the number and class of securities subject hereto, shall be appropriately adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of the Holder. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
6.3.
Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of shares hereunder, the shares of Stock subject to the Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
6.4.
Award Confers No Rights to Continued Service. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued service by the Company, any Subsidiary or any Affiliate or affect in any manner the right of the Company, any Subsidiary or any Affiliate to terminate the service of any person at any time. For the avoidance of doubt, the Award is not conditional on the employment or engagement of the Holder by the Company, any Subsidiary or any Affiliate and in the event that this conflicts with the provisions of Plan, this Section 6.4 shall control.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4863-5343-4420v.4" ""

6.5.
Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
6.6.
Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.
6.7.
Taxation. The Holder understands that the Holder is solely responsible for all tax consequences to the Holder in connection with this Award. The Holder represents that the Holder has consulted with any tax consultants the Holder deems advisable in connection with the Award and that the Holder is not relying on the Company for any tax advice. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly, and each settlement hereunder shall be considered a different payment under Section 409A of the Code. To the extent that any agreement provides for the Award to become vested and be settled upon the Holder’s termination of service, the applicable shares of Stock shall be transferred to the Holder or his or her beneficiary upon the Holder’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Holder is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Stock shall be transferred to the Holder or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Holder’s death.
6.8.
Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Membership Collective Group, Inc., Attn: Chief People & Development Officer, Soho House & Co, 180 The Strand, London, WC2R 1EA, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
6.9.
Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code, shall be governed by the laws of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws, and subject to the exclusive jurisdiction of the Delaware courts.
6.10.
Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. Subject to Section 6.4, in the event

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4863-5343-4420v.4" ""

that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.
6.11.
Entire Agreement. This Agreement, together with the Plan, constitute the entire agreement of the parties with respect to the shares of Stock subject to this Award and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to such shares of Stock, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.
6.12.
Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
6.13.
Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
6.14.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY SIGN BELOW INTENDING TO BE BOUND HERETO:

MEMBERSHIP COLLECTIVE GROUP, INC.

By: /s/ Andrew Carnie

Name: Andrew Carnie

Title: President and Director

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4863-5343-4420v.4" ""

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Agreement to Membership Collective Group, Inc., I hereby acknowledge receipt of the Agreement and the Plan, accept the Award granted to me and agree to be bound by the terms and conditions of this Agreement and the Plan.

/s/ Martin Kuczmarski

Holder

Date 28 September 2022

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4863-5343-4420v.4" ""